UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported: June 13, 2007)
Community Health Systems, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-15925 (Commission File Numbers)	13-3893191 (IRS Employer Identification Nos.)
4000 Meridian Boulevard
Franklin, Tennessee 37067
(Address of Principal Executive Offices, including Zip Code)
(615) 465-7000
(Registrants’ Telephone Number, Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
Unless the context otherwise requires or as otherwise indicated, references to “CHS,” “we,” “our,” “us” and “the Company” refer to Community Health Systems, Inc. and its consolidated subsidiaries, both before and after the contemplated merger of Triad Hospitals, Inc. (“Triad”) with and into CHS’ wholly-owned subsidiary, FWCT-1 Acquisition Corporation, which will thereafter become a subsidiary of another CHS wholly-owned subsidiary, CHS/Community Health Systems, Inc. (“C/CHS”) , with Triad continuing as the surviving corporation and a wholly-owned subsidiary of C/CHS (the “Merger”). “Holdings” refers to Community Health Systems, Inc. alone.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
     This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements made relating to the closing of the merger described in this Current Report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.
     Some of the important factors that could cause actual results to differ materially from our expectations are more fully disclosed below under the sections headed “Risks Related to Our Indebtedness,” “Risks Related to Our Business,” “Risks Related to Our Industry” and elsewhere in this Current Report, as well as in our most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise required by law.
     As provided in General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.
     The Company hereby furnishes the following information regarding its business that was prepared in connection with the financing activities related to the Merger:

Our Company

We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities and net operating revenues. As of May 31, 2007, we owned, leased or operated 80 hospitals, geographically diversified across 23 states, with an aggregate of 9,628 licensed beds. We generate revenues by providing a broad range of general hospital healthcare services to patients in the communities in which we are located. Services provided by our hospitals include emergency room services, general surgery, critical care, internal medicine, obstetrics and diagnostic services. As part of providing these services, we also own physician practices, imaging centers, home health agencies and ambulatory surgery centers. For the 12 months ended March 31, 2007, our net operating revenues were $4,543 million.

Historically, we have grown by acquiring hospitals and by improving the operations of our facilities. We targeted hospitals in growing, non-urban healthcare markets for acquisition because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities and a lower level of managed care presence in these markets. We believe that smaller populations support less direct competition for hospital-based services. Over the past several years, we also have expanded our focus beyond these non-urban markets, acquiring larger facilities in more urban markets. Based on our experience and our observations about our industry, we have recognized that more rapid growth opportunities exist for a skillful and disciplined operator in selected larger markets.

On March 19, 2007, we entered into an agreement to acquire Triad, a publicly-owned hospital company. Triad provides a broad range of general hospital healthcare services to patients in non-urban and mid-size markets located primarily in the southern, midwestern and western United States. As of May 31, 2007, Triad owned, leased or operated 53 hospitals in 17 states, with an aggregate of 9,618 licensed beds. Upon closing of the proposed acquisition, which we currently expect to occur in the third quarter of 2007, we will become the largest publicly-owned provider of hospital services, operating 133 hospitals in 28 states with an aggregate of 19,246 licensed beds. For the 12 months ended March 31, 2007, pro forma for the Triad acquisition, our net operating revenues would have been $10,203 million and Adjusted EBITDA would have been $1,540 million. We also refer to the acquisition of Triad as the Merger. See “Unaudited Pro Forma Condensed Financial Statements.”

We believe the Triad acquisition will:

•	complement our non-urban market presence with mid-size markets having greater population growth than non-urban markets and less competition than major metropolitan markets;

•	increase the scale of our operations, enabling us to realize corporate overhead efficiencies and purchasing savings;

•	increase our operating growth and profitability as we centralize certain functions and standardize best practices across these facilities; and

•	increase our presence in 12 states and expand into five new states.

Our Strengths

We believe the following strengths will allow us to continue to improve our operations and profitability:

Leading local market provider.  We are a leading provider of acute care services in the markets we serve. As of March 31, 2007, we are one of three or fewer providers in approximately 98% of our markets, and we are the sole provider in approximately 85% of our markets. We have focused on non-urban markets with strong demographic growth and underserved medical populations. In general, reimbursement is more favorable in these markets than in markets with more direct competition for hospital-based services. In some of our markets, we receive higher reimbursement rates from Medicare for designated sole community hospitals. Additionally, our leading market position enables us to achieve a strong return on investments in facility expansion and physician recruitment. As of March 31, 2007, pro forma for the Triad acquisition, we will be one of three or fewer providers in approximately 86% of our markets and the sole provider in approximately 65% of our markets.

Geographic diversity and operating scale.  We operate 80 hospitals in 23 states as of May 31, 2007. With our acquisition of Triad, we will expand into five new states and operate 133 hospitals across 28 states. Pro forma for the Triad acquisition, our 2006 revenue exposure to any one state will be less than 13% (as compared to less than 21% for us prior to the proposed acquisition). Our geographic diversity helps to mitigate risk associated with fluctuating state regulations related to Medicaid reimbursement and state-specific economic conditions. Furthermore, we believe our current operations, together with those we are acquiring from Triad, will enable us to realize the benefits of economies of scale, purchasing power and increased operating efficiencies.

Strong presence in attractive markets.  The underserved non-urban markets, on which we have historically focused, provide an attractive environment for our operations. With fewer hospitals and healthcare providers and generally a lower level of managed care penetration, these markets allow us to profitably provide much needed acute care services. We believe the Triad acquisition expands our presence in non-urban markets and complements our non-urban focus, as Triad’s mid-size markets have greater population growth than non-urban markets. Triad’s facilities also enjoy strong patient and physician loyalty and have less direct competition than hospitals in major metropolitan markets.

Emphasis on quality of care.  We have developed significant expertise in implementing a variety of programs to ensure continuous improvement in the quality of care provided at our hospitals. This is an evolving aspect of our business, as payors and accrediting agencies expand their views of quality to include measurement, reporting and continual improvement of the timeliness, safety, effectiveness, efficiency and patient-centeredness of clinical care. We understand that high levels of clinical care are only achieved when “quality” is a company-wide leadership focus that embraces patient, physician and employee satisfaction and continual, systematic improvements. Seeking the highest levels of improvement typically yields the best results for patients, reduces risk and improves our financial performance. We have developed and implemented programs to support and monitor quality of care improvement that include:

•	standardized data and benchmarks to assist and monitor hospital quality improvement efforts;

•	recommended policies and procedures based on the best medical and scientific evidence;

•	hospital-based training and coaching to achieve success with respect to expectations of accrediting agencies;

•	training programs for hospital management and clinical staff regarding regulatory and reporting requirements, as well as skills in leadership, communications and service;

•	sharing of best practices for regulatory compliance and performance improvement; and

•	evidence-based tools for improving patient, physician and staff satisfaction.

Strong history of generating revenue growth and improving profitability.  Since 2001, we have grown from 57 to 80 hospitals and have increased revenue from $1,657 million to $4,543 million, and EBITDA from $306.6 million to $581.4 million as of the 12 months ended March 31, 2007 (2001 numbers are not restated

for insignificant discontinued operations). We have improved profitability by recruiting primary care physicians and specialists, expanding our service offerings to include more complex care, optimizing our emergency room strategy across our portfolio of hospitals and selectively making capital investments in projects that generate a high return on investment. Historically, we have been able to acquire facilities with mid-single digit EBITDA margins and improve these margins to mid-teens within four years after the acquisition. For example, from 2001 to 2006, we increased the EBITDA of the facilities we acquired from approximately $75 million at the time of the acquisition to approximately $218 million at the end of 2006, which represents 7.2% in EBITDA margin improvement. Upon closing of the Triad acquisition, we believe that a significant opportunity exists to continue to improve profitability, as approximately 30% of the combined company’s facilities have been acquired within the past four years.

Experienced management team with a proven track record.  We have a strong and committed management team that has substantial industry knowledge and a proven track record of operations success in the hospital industry. Our chief executive officer and chief financial officer each have over 30 years of experience in the healthcare industry and have worked together since 1973. Our management team has successfully acquired and integrated 55 hospitals, and we believe this experience positions us well to integrate and improve the operations of the Triad facilities in addition to successfully executing our business strategy.

Our Strategy

We intend to continue to grow our business and improve our financial performance by implementing our business strategy, the key elements of which are to:

Increase revenues at our facilities.  We intend to increase revenues at our facilities by providing a broader range of services in a more attractive care setting. Our primary method of expanding medical services is recruiting additional primary care physicians and specialists. We intend to continue to expand the breadth of services offered at our hospitals through targeted capital expenditures to support the addition of more complex services, including orthopedics, cardiovascular services and urology. We also provide the capital to invest in technology and the physical plant at our facilities, particularly in our emergency rooms, surgery/critical care departments and diagnostic services. For example, as part of our successful and ongoing emergency room enhancement strategy, we have implemented a standardized management system across all of our facilities. Emergency rooms represent approximately 60% of our hospital admissions, and we believe the proposed Triad acquisition presents an additional growth opportunity as Triad has not pursued a similar emergency room enhancement strategy. Additionally, we believe a number of our standardized practices, including centralized physician recruiting, managed care contracting, facilities management and resource and case management programs, can be successfully applied to Triad’s facilities.

Increase operating efficiencies to improve profitability.  We continually focus on improving operating efficiency to increase our operating margins. We seek to reduce costs and enhance efficiency through various methods and across the broad spectrum of our operations, including:

•	standardizing and centralizing our methods of operation and management;

•	improving quality of care and patient, physician and staff satisfaction;

•	implementing management and healthcare industry best practices, which drive efficiencies in areas as diverse and wide-ranging as adjusting staffing levels to patient volume and acuity, and adopting drug formularies;

•	utilizing our proven case and resource management program, which guides our hospitals in the allocation and application of resources, which assists in optimizing clinical care and, in turn, containing expenses;

•	capitalizing on our participation in a wide range of group purchasing arrangements by monitoring and ensuring compliance by our hospitals with the terms of those purchasing arrangements; and

•	utilizing standardized management information systems appropriate for the size and complexity of a particular hospital.

Complete successful integration of Triad.  We have successfully acquired and integrated 55 hospitals since 1996 and our focus over the next two years will be to successfully integrate the proposed acquisition of Triad, which we currently expect to close in the third quarter of 2007. We have an established, experienced and dedicated team to manage the integration of Triad. We believe that, in the first year following the acquisition of Triad, we will realize approximately $84 million of annual cost savings related to cash expenses through, among other things, the elimination of corporate overhead and improved operational and purchasing efficiencies. Additionally, we intend to continue to pursue a disciplined approach in making capital investments that generate a high return on investment, and will apply this focus to our acquired hospitals. Over the last four years, Triad has invested approximately $1,573 million (or approximately 9% of revenues) into its facilities. We believe we can leverage these already well-capitalized facilities and increase operating efficiencies and profitability.

Deleverage balance sheet.  Historically, we have generated relatively strong and stable cash flow which has allowed us to fund our growth-related investments while maintaining reasonable leverage levels. During the 12 months ended March 31, 2007, we generated EBITDA of $581.4 million and cash flows from operating activities of $379.8 million. From March 31, 2000 (prior to the June, 2000 initial public offering of our common stock) to March 31, 2007, our ratio of total debt to EBITDA declined from approximately 7.6x to approximately 3.3x as our EBITDA grew from approximately $195.0 million, which is not restated for insignificant discontinued operations, to approximately $581.4 million. Pro forma for the Triad acquisition, Adjusted EBITDA for the 12 months ended March 31, 2007 would have been $1,540 million. After the consummation of the Triad acquisition, we plan to continue our strategy of utilizing cash flows from our combined operations to service debt and to fund our future growth initiatives. We will also consider issuing equity or equity-related securities or divesting selected hospital facilities to deleverage our balance sheet.

SOURCES AND USES

The expected estimated sources and uses of the funds for the acquisition of Triad and certain related transactions, including the repayment of certain of our debt and the debt of Triad, are set forth in the table below. See our unaudited pro forma financial information included elsewhere in this Current Report. The estimated sources and uses of funds in connection with such transactions are as follows (as of March 31, 2007):

For more information, see our “Unaudited Pro Forma Condensed Financial Statements” and the related notes thereto.

Sources of Funds		Uses of Funds
(Dollars in millions)

New Senior Secured Revolving Credit Facility(1)	$—	Equity Purchase Price	$4,956
New Senior Secured Delayed Draw Term Loan Facility(1)	—	Refinance Existing Triad Debt	1,691
New Senior Secured Term Loan Facility	5,700	Refinance Existing CHS Debt	1,864
New Senior Notes	3,365	Redemption Tendering Fees	72
		Severance and Termination Costs	93
		Breakup Fees and Expenses	40
		Other Fees and Expenses(2)	349

Total Sources	$9,065	Total Uses	$9,065

(1)	We do not expect to have any outstanding borrowings under our new $750.0 million senior secured revolving credit facility, or our $500.0 million New Senior Secured delayed draw term loan facility, immediately following the consummation of the Transactions.

(2)	Reflects our estimate of fees and expenses associated with the Transactions, including commitment, placement and other financing fees, financial advisory costs and other transaction costs and professional fees.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

On March 19, 2007, Holdings and its wholly-owned subsidiary, FWCT-1 Acquisition Corporation, which subsidiary we refer to as Merger Sub, entered into a definitive Agreement and Plan of Merger, or the Merger Agreement, with Triad, pursuant to which Merger Sub will merge with and into Triad, with Triad continuing as the surviving corporation and a wholly-owned subsidiary of the C/CHS. We refer to this business combination as the Merger. In connection with entry into the Merger Agreement, Holdings obtained a debt financing commitment for up to $6,950 million of senior secured financing and $3,365 million of senior notes, or the “New Senior Notes,” which financing we collectively refer to herein as the Debt Financing. The New Senior Notes will be issued by us substantially concurrently with the consummation of the Merger. The Merger Agreement and related documents contemplate the occurrence of the following events, which we collectively refer to as the Transactions:

•	the Merger;

•	the entering into by C/CHS of a new senior secured credit facility, or the New Credit Facility, consisting of a $5,700 million senior secured term loan, a $750 million senior secured revolving credit facility and a $500 million delayed draw senior secured term loan, of which $5,700 million is expected to be drawn as of the closing date;

•	the offering by C/CHS of up to $3,365 million of New Senior Notes;

•	the refinancing of certain of our existing indebtedness and that of Triad, which together totaled approximately $3,555 million as of March 31, 2007;

•	the merger of Merger Sub with and into Triad, with Triad as the surviving corporation, and the payment of approximately $6,968 million as merger consideration, including the refinancing or assumption of Triad’s currently outstanding debt; and

•	the payment of approximately $554 million of fees and expenses related to the foregoing transactions.

The consummation of the Merger and the related financing transactions are subject to certain customary conditions. The consummation of the offering of the New Senior Notes is also conditioned upon the consummation of the Merger.

The following unaudited pro forma condensed financial statements are based on our historical financial statements and those of Triad after giving effect to the Transactions. The effects of the Merger have been prepared using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

We derived the following unaudited pro forma condensed financial statements by applying pro forma adjustments to our historical consolidated financial statements and Triad historical consolidated financial statements.

The unaudited pro forma condensed statements of operations data for the periods presented give effect to the Transactions as if they had been consummated on January 1, 2006. The unaudited pro forma condensed balance sheet data give effect to the Transactions as if they had occurred on March 31, 2007. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited pro forma condensed financial statements. You should also read this information in conjunction with our publicly filed financial statements and the notes thereto.

The pro forma adjustments related to the purchase price allocation and financing of the Transactions are preliminary and based on information obtained to date by management, and are subject to revision as additional information becomes available. The actual adjustments described in the accompanying notes will be made as of the closing date of the Transactions, and may differ from those reflected in these unaudited pro forma condensed financial statements. Revisions to the preliminary purchase price allocation and financing of the Transactions may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, operating expense and costs, depreciation and amortization and interest expense.

The unaudited pro forma condensed financial statements do not reflect non-recurring charges that will be incurred in connection with the (i) write-off of certain deferred financing costs, (ii) tender premiums on our outstanding Senior Subordinated Notes and (iii) certain other non-recurring merger costs, such as cash expenditures for restructuring and integration activities and retention bonuses, which cannot be reasonably estimated at this time.

The unaudited pro forma condensed financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated, and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or any future period.

Risks Related to Our Indebtedness

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations under the agreements relating to our indebtedness.

We are significantly leveraged. If the Merger is completed, we will likely have total debt of approximately $9,136 million, and we will be more significantly leveraged than at present. In connection with the Merger, the Company obtained a commitment from Credit Suisse Securities (USA) LLC, Wachovia Bank, National Association, and certain of their affiliates, to provide the Debt Financing. The final terms of the Debt Financing are subject to the negotiation of mutually acceptable definitive documentation, which will include customary representations and warranties, affirmative and negative covenants and events of default. Additionally, the lenders’ provision of the Debt Financing is subject to the satisfaction of specified conditions precedent, including consummation of the Merger and delivery of specified financial information regarding us and Triad. The Debt Financing may contain covenants or other terms more restrictive than our existing financing arrangements, which may limit our ability to raise additional capital, react to changes or meet our obligations under our financing agreements. See “Use of Proceeds.”

Our leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, debt service prepayments and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our indebtedness could make it more difficult for us to satisfy our financial obligations;

•	some of our borrowings, including borrowings under our New Credit Facility and floating rate notes, will be at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We, our subsidiaries and any of our future subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the New Senior Notes do not fully prohibit us from doing so, and all of this additional debt may be senior to the New Senior Notes. For example, under the indenture for the New Senior Notes, we or our subsidiaries may incur up to $7,550 million pursuant to a credit facility or a qualified receivables transaction, less certain amounts repaid with the proceeds of asset dispositions. If we incur any additional indebtedness, including trade payables, that ranks equally with the New Senior Notes, the holders of that debt will be entitled to share ratably with holders of the New Senior Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of the New Senior Notes. Additionally, upon consummation of the Transactions, our New Credit Facility will provide for commitments of up to $6,950 million in the aggregate. We also have the ability to amend our New Credit Facility to provide for one or more additional tranches of term loans in aggregate principal amount of up to $600.0 million. All borrowings under our New Credit Facility would be secured senior indebtedness. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. See “Description of Certain Indebtedness.”

Restrictive covenants in our debt agreement will limit our flexibility in operating our business.

The indenture governing the New Senior Notes contains various covenants that limit our ability and/or our restricted subsidiaries’ ability to:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make restricted payments, including paying dividends and making investments;

•	redeem debt that is junior in right of payment to the New Senior Notes;

•	create liens without securing the New Senior Notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	merge, consolidate, sell or otherwise dispose of substantially all our assets;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

In addition, our New Credit Facility also contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our New Credit Facility and/or the New Senior Notes. Upon the occurrence of an event of default under our New Credit Facility, the lenders could elect to declare all amounts outstanding under our New Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our New Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our New Credit Facility. If the lenders under our New Credit Facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our New Credit Facility and our other indebtedness, including the New Senior Notes. See “Description of Certain Indebtedness.”

Risks Related to Our Business

We may not be able to successfully integrate our proposed acquisition of Triad or realize the potential benefits of the acquisition, which could cause our business to suffer.

We may not be able to combine successfully the operations of Triad with our operations if the acquisition is completed and, even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of Triad with our operations will require significant attention from management and may impose substantial demands on our operations or other projects. In addition, a significant number of Triad’s corporate officers, who are covered by change of control arrangements, will not continue their employment with us beyond the date of the Merger. The integration of Triad will also involve a significant capital commitment, and the return that we achieve on any capital invested may be less than the return that we would achieve on our other projects or investments. Any of these factors could cause delays or increased costs of combining the companies could adversely affect our operations, financial results and liquidity.

Certain of Triad’s joint venture partners have put or call rights, the exercise of which could affect our available cash and/or operating results. Triad entered into a number of joint venture transactions that entitle its joint venture partners to require Triad to purchase the partner’s interest or to require Triad to sell its interest to the partner. Some of these rights are triggered by Triad’s change in control as a result of the Merger and others by the passage of time. The consideration provided for in these contracts may not be at an advantageous amount vis-à-vis the Merger consideration. If these rights are exercised, we may be required to make unanticipated payments, our operations at these facilities may be adversely affected, or we may be required to divest the facility.

We will incur a significant amount of debt in connection with the proposed acquisition of Triad.

Following the proposed acquisition of Triad, we currently anticipate that we will have indebtedness of approximately $9,136 million (in addition to a $750.0 million undrawn revolving credit facility, of which $200.0 million will be available through a letter of credit facility, for working capital and general corporate purposes, and a $500.0 million delayed draw term loan), the proceeds of which will be used to pay the Triad purchase price and to refinance certain of our indebtedness and certain indebtedness of Triad. As such, we would have a significant amount of debt. Our indebtedness could have important consequences, such as requiring us to dedicate a substantial portion of our cash flows from operations to payments on our debt, limiting our ability to fund working capital, capital expenditures, acquisitions and other general corporate requirements and making us more vulnerable to general adverse economic and industry conditions.

If we fail to improve the operations of future acquired hospitals, we may be unable to successfully execute our growth strategy.

Most of the hospitals we have acquired or will acquire had or may have significantly lower operating margins than we do and/or operating losses prior to the time we acquired them. In the past, we have occasionally experienced temporary delays in improving the operating margins or effectively integrating the operations of these acquired hospitals. In the future, if we are unable to improve the operating margins of acquired hospitals, operate them profitably, or effectively integrate their operations, we may be unable to successfully execute our growth strategy. If the Merger is completed, we will acquire 53 hospitals in that transaction. In the past we have not acquired this many hospitals at one time. We may experience delays or difficulties in improving the operating margins or effectively integrating the operations of these acquired hospitals. In addition, we have and will incur other significant transaction-related costs whether or not the Merger is completed.

Given the number of hospitals being acquired, senior management may need to devote a significant amount of time to integration of the acquired hospitals, which may detract from the ability of senior management to execute our business strategy.

If the hospitals we acquire have unknown or contingent liabilities, we could be liable for material obligations.

Hospitals that we acquire may have unknown or contingent liabilities, including liabilities for environmental matters and failure to comply with healthcare laws and regulations. Although we seek indemnification from sellers covering these matters, we may nevertheless have material liabilities for past activities of acquired hospitals.

In addition, if the Merger is completed, we will assume all of Triad’s potential liabilities, including liabilities relating to pending or threatened litigation matters and government investigations, which, if adversely decided, could have a material adverse effect on our future results and/or Triad’s operations. We will not have any rights of indemnification with respect to the Triad merger transactions.

State efforts to regulate the construction, acquisition or expansion of hospitals could prevent us from constructing or acquiring new hospitals, renovating our facilities or expanding the breadth of services we offer.

Some states require prior approval for the construction or acquisition of healthcare facilities and for the expansion of healthcare facilities and services. In giving approval, these states consider the need for new or expanded healthcare facilities or services. In some states in which we operate, we are required to obtain certificates of need, or CONs, for capital expenditures exceeding a prescribed amount, changes in bed capacity or services, and some other matters. Other states may adopt similar legislation. We may not be able to obtain the required CONs or other prior approvals for new or expanded facilities in the future. In addition, at the time we acquire a hospital, we may agree to replace or expand the facility we are acquiring. If we are not able to obtain required prior approvals, we would not be able to acquire or construct new hospitals and expand the breadth of services we offer.

If we are unable to effectively compete for patients, local residents could use other hospitals.

The hospital industry is highly competitive. In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. In approximately 85% of our current markets, we are the sole provider of general healthcare services. If the Merger is consummated, this percentage will decrease to approximately 65%. In our other markets, the competitors are typically not-for-profit hospitals. These not-for-profit hospitals generally differ in each jurisdiction. In addition, some competing hospitals are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales, property and income taxes. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology and diagnostic centers. However, our hospitals also face competition from hospitals outside of their primary service area, including hospitals in major metropolitan areas that provide more complex services. These facilities generally are located some distance from our facilities, but patients in our primary service areas may travel to these other hospitals for a variety of reasons. These reasons include physician referrals or the need for services we do not offer. Patients who seek services from these other hospitals may subsequently shift their preferences to those hospitals for the services we provide.

We expect that these competitive trends will continue. Our inability to compete effectively with other hospitals and other healthcare providers could result in local residents using other hospitals.

The failure to obtain our medical supplies at favorable prices could cause our operating results to decline.

In March 2005, we entered into a five-year participation agreement with automatic renewal terms of one year each with HealthTrust Purchasing Group, L.P., or HealthTrust, a Group Purchasing Organization, or GPO, which replaced a similar arrangement with another GPO. Triad has a similar relationship with this GPO. GPOs attempt to obtain favorable pricing on medical supplies with manufacturers and vendors who sometimes negotiate exclusive supply arrangements in exchange for the discounts they give. In the past, exclusive relationships have been the subject of challenge by excluded vendors and inquiry by regulators. To the extent these exclusive supply arrangements are challenged or deemed unenforceable, we could incur higher costs for our medical supplies currently obtained through HealthTrust. These higher costs could cause our operating results to decline. There can be no assurance that our arrangement with HealthTrust will provide the discounts we expect to achieve.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

At March 31, 2007, we had approximately $1,332 million of goodwill recorded on our books, and on a pro forma basis at March 31, 2007, we would have had $4,370 million of goodwill. On an ongoing basis, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired. If a test of our goodwill for impairment indicates that impairment has occurred, we are required to record an impairment charge for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period in which the determination is made. If we make changes in our business strategy or if market or other conditions adversely affect our business, we may be forced to record an impairment charge, which would lead to a decrease in our assets and a reduction in our net income or an increase in our net losses.

Risks Related to Our Industry

If federal or state healthcare programs or managed care companies reduce the payments we receive as reimbursement for services we provide, our net operating revenues may decline.

On a pro forma basis, assuming the completion of the Transactions on January 1, 2006, 41.7% of our net operating revenues would have come from the Medicare and Medicaid programs. In recent years, federal and state governments made significant changes in the Medicare and Medicaid programs, including the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. Some of these changes have decreased the amount of money we receive for our services relating to these programs.

In recent years, Congress and some state legislatures have introduced an increasing number of other proposals to make major changes in the healthcare system, including an increased emphasis on the linkage between quality of care criteria and payment levels, such as the submission of patient quality data to the Secretary of Health and Human Services. Future federal and state legislation may further reduce the payments we receive for our services. For example, the Governor of the State of Tennessee implemented cuts in the third quarter of 2005 in TennCare by restricting eligibility and capping specified services.

In addition, insurance and managed care companies and other third parties from whom we receive payment for our services increasingly are attempting to control healthcare costs by requiring that hospitals discount payments for their services in exchange for exclusive or preferred participation in their benefit plans. We believe that this trend may continue and may reduce the payments we receive for our services.

If we fail to comply with extensive laws and government regulations, including fraud and abuse laws, we could suffer penalties or be required to make significant changes to our operations.

The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, environmental protection, health and safety, and privacy. These laws include the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and a section of the Social Security Act known as the “anti-kickback” statute. If we fail to comply with applicable laws and regulations, including fraud and abuse laws, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs, and we may be subject to claims for damages brought by governmental or private parties.

In addition, there are heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the hospital segment. The ongoing investigations relate to various referral, cost reporting and billing practices, laboratory and home healthcare services, and physician ownership and joint ventures involving hospitals.

In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

We continue to be affected by an industry-wide shortage of qualified healthcare professionals and by increasing labor costs.

We and other healthcare providers have had and continue to have difficulties in retaining qualified personnel to staff our healthcare facilities, particularly nurses and pharmacists, and in such situations we may be required to use temporary employment agencies to provide additional personnel. The labor costs are generally higher for temporary employees than for full-time employees. In addition, some states in which we operate have increased minimum staffing standards. As minimum staffing standards are increased, we may be required to retain additional staffing. In addition, in recent years we have experienced increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel and to increase staffing levels in our healthcare facilities. Although we have undertaken strategic and structural initiatives to address these issues, if these initiatives are unsuccessful, our financial condition, results of operations and cash flows could be adversely affected.

If we become subject to significant legal actions, we could be subject to substantial uninsured liabilities or increased insurance costs.

In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability, negligent credentialing, over-charging or related legal theories. Many of these actions involve large claims and significant defense costs. To protect us from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in excess of those amounts for which we are self-insured, in amounts that we believe to be sufficient for our operations. However, our insurance coverage does not cover all claims against us or may not continue to be available at a reasonable cost for us to maintain adequate levels of insurance. If the costs of malpractice and other liability insurance rise rapidly or uninsured claims are incurred, our profitability could decline.

If we experience growth in self-pay volume and revenue, our financial condition or results of operations could be adversely affected.

Like others in the hospital industry, we have experienced an increase in our provision for bad debts as a percentage of net operating revenue due to a growth in self-pay volume and revenue. If we experience growth in self-pay volume and revenue, our results of operations could be adversely affected. Further, our ability to improve collections for self-pay patients may be limited by statutory, regulatory and investigatory initiatives, including private lawsuits directed at hospital charges, and collection practices for uninsured and underinsured patients.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

	As of March 31, 2007
	CHS	Triad
	as Reported	as Reported	Adjustments		Pro Forma
	(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$62,878	$143,000	$(5,266,557	)(a)	$205,878
			(3,798,443	)(b)
			9,065,000	(b)
Patient accounts receivable	817,497	954,100			1,771,597
Supplies	113,315	152,500			265,815
Deferred income taxes	13,249	49,000			62,249
Prepaid expenses and taxes	35,712	57,700			93,412
Other current assets	49,354	109,300			158,654

Total current assets	1,092,005	1,465,600	—		2,557,605

Property and equipment:	2,667,923	4,318,600	500,000	(a)	7,486,523
Less accumulated depreciation and amortization	(682,220)	(1,285,300)			(1,967,520)

Property and equipment, net	1,985,703	3,033,300	500,000		5,519,003

Goodwill	1,332,422	1,365,700	(1,365,700	)(a)	4,370,179
			3,037,757	(a)

Investment in and advances to unconsolidated affiliates	—	255,500			255,500

Other assets	198,786	199,200	5,000	(a)	569,812
			200,000	(b)
			(33,174	)(c)

Total assets	$4,608,916	$6,319,300	$2,343,883		$13,272,099

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$23,058	$24,300	$(13,425	)(b)	$33,933
Accounts payable	239,889	249,000			488,889
Current income taxes payable	25,524	25,500			51,024
Accrued liabilities	302,245	349,200	(43,818	)(b)	607,627

Total current liabilities	590,716	648,000	(57,243)		1,181,473

Long-term debt	1,900,849	1,677,200	5,523,800	(b)	9,101,849

Deferred income taxes	141,472	176,700	192,500	(a)	510,672

Other long-term liabilities	195,429	199,000			394,429

Minority interests in equity of consolidated entities	—	336,400			336,400

Stockholders’ equity:
Preferred stock	—	—			—
Common stock	957	900	(900	)(a)	957
Additional paid-in capital	1,202,476	2,427,200	(2,427,200	)(a)	1,202,476
Treasury stock, at cost	(6,678)	(2,500)	2,500	(a)	(6,678)
Unearned stock compensation		(6,000)	6,000	(a)	—
Accumulated other comprehensive income	1,715	(7,300)	7,300	(a)	1,715
Retained Earnings	581,980	869,700	(869,700	)(a)	548,806
			(33,174	)(c)

Total stockholders’ equity	1,780,450	3,282,000	(3,315,174)		1,747,276

Total liabilities and stockholders’ equity	$4,608,916	$6,319,300	$2,343,883		$13,272,099

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME

	Year Ended December 31, 2006
	CHS	Triad
	as Reported	as Reported	Adjustments		Pro Forma
	(Dollars in thousands)

Net operating revenues	$4,365,576	$5,537,900			$9,903,476

Operating costs and expenses:
Salaries and benefits	1,741,223	2,233,100	49,700	(f)	4,012,201
			(11,822	)(j)
Provision for bad debts	547,781	576,900			1,124,681
Supplies	510,351	957,900			1,468,251
Rent	97,104	—	116,814	(g)	213,918
Other operating expenses	897,091	1,069,800	(116,814	)(g)	1,840,250
			(6,000	)(h)
			(3,827	)(k)
Reimbursable expenses	—	49,700	(49,700	)(f)	—
Minority interest in earnings	2,795	22,000			24,795
Equity in earnings of unconsolidated affiliates	—	(43,500)			(43,500)
Depreciation and amortization	188,771	229,800	15,000	(e)	434,571
			1,000	(i)

Total operating costs and expenses	3,985,116	5,095,700	(5,649)		9,075,167

Income from operations	380,460	442,200	5,649		828,309
Interest expense, net	102,299	95,300	512,608	(d)	710,207
ESOP expense	—	12,500	(12,500	)(l)	—
Gain on sales of assets	—	(6,000)	6,000	(h)	—

Income from continuing operations before income taxes	278,161	340,400	(500,459)		118,102
Provision for income taxes	106,682	132,500	(192,677	)(m)	46,505

Income from continuing operations	$171,479	$207,900	$(307,782)		$71,597

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME

	Quarter Ended March 31, 2006
	CHS	Triad
	as Reported	as Reported	Adjustments		Pro Forma
		(Dollars in thousands)

Net operating revenues	$1,026,562	$1,369,200			$2,395,762

Operating costs and expenses:
Salaries and benefits	407,668	557,500	13,700	(f)	975,721
			(3,147	)(j)
Provision for bad debts	107,591	120,700			228,291
Supplies	122,820	237,200			360,020
Rent	22,982	—	31,165	(g)	54,147
Other operating expenses	207,043	253,100	(31,165	)(g)	428,021
			(100	)(h)
			(857	)(k)
Reimbursable expenses	—	13,700	(13,700	)(f)	—
Minority interest in earnings	613	4,800			5,413
Equity in earnings of unconsolidated affiliates	—	(10,000)			(10,000)
Depreciation and amortization	42,506	54,800	3,750	(e)	101,306
			250	(i)

Total operating costs and expenses	911,223	1,231,800	(104)		2,142,919

Income from operations	115,339	137,400	104		252,843
Interest expense, net	21,787	23,700	126,407	(d)	171,894
ESOP expense	—	3,000	(3,000	)(l)	—
Gain on sales of assets	—	(100)	100	(h)	—

Income from continuing operations before income taxes	93,552	110,800	(123,403)		80,949
Provision for income taxes	36,298	42,900	(47,510	)(m)	31,688

Income from continuing operations	$57,254	$67,900	$(75,893)		$49,261

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

	Quarter Ended March 31, 2007
	CHS	Triad
	as Reported	as Reported	Adjustments		Pro Forma
	(Dollars in thousands)

Net operating revenues	$1,203,997	$1,490,800			$2,694,797

Operating costs and expenses:
Salaries and benefits	486,336	615,000	12,700	(f)	1,110,600
			(3,436	)(j)
Provision for bad debts	135,699	148,100			283,799
Supplies	140,508	254,200			394,708
Rent	25,996	—	26,798	(g)	52,794
Other operating expenses	245,259	304,300	(26,798	)(g)	521,754
			500	(h)
			(1,507	)(k)
Reimbursable expenses	—	12,700	(12,700	)(f)	—
Minority interest in earnings	193	6,800			6,993
Equity in earnings of unconsolidated affiliates	—	(14,100)			(14,100)
Depreciation and amortization	51,270	61,200	3,750	(e)	116,470
			250	(i)

Total operating costs and expenses	1,085,261	1,388,200	(443)		2,473,018

Income from operations	118,736	102,600	443		221,779
Interest expense, net	30,404	24,400	126,727	(d)	181,531
ESOP expense	—	3,500	(3,500	)(l)	—
Loss on sales of assets	—	500	(500	)(h)	—

Income from continuing operations before income taxes	88,332	74,200	(122,284)		40,248
Provision for income taxes	34,008	32,500	(47,079	)(m)	19,429

Income from continuing operations	$54,324	$41,700	$(75,205)		$20,819

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED FINANCIAL INFORMATION
(Dollars in thousands)

1.	Preliminary Purchase Price

The estimated total purchase price of the proposed acquisition of Triad is as follows:

Cash paid for shares outstanding or issuable	$4,956,042
Repayment or assumption of Triad’s debt obligations	1,701,500
Estimated direct transaction costs	310,515

Total	$6,968,057

Under the purchase method of accounting, the total estimated purchase price as shown in the table above will be allocated to Triad’s tangible and intangible assets based upon their estimated fair value as of the date of completion of the proposed transaction. Any excess of the purchase price over the estimated fair value of the tangible and intangible assets will be recorded as goodwill. Based upon the estimated purchase price and assumptions regarding valuations of acquired assets and liabilities, the preliminary purchase price allocation, which will change based upon the actual assets and liabilities received as of the date of completion of the transactions and the completion of an extensive valuation analysis to be performed immediately after the Merger is as follows (in thousands):

Current assets	$1,465,600
Property and equipment	3,533,300
Goodwill	3,037,757
Other long-term assets	454,700
Amortizable intangible assets	5,000
Current liabilities	(623,700)
Other long-term liabilities	(568,200)
Minority interest	(336,400)

$6,968,057

Goodwill will not be amortized but will be tested for impairment on an annual basis and whenever events or circumstances occur indicating that the goodwill may be impaired. The preliminary purchase price allocation for Triad is subject to revision as more detailed analysis is completed and additional information on the fair values of Triad’s assets and liabilities becomes available. Any change in the fair value of the assets and liabilities of Triad will change the amount of the purchase price allocable to goodwill. The final purchase price allocation may differ materially from the allocation presented here.

2.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Triad’s assets and liabilities to a preliminary estimate of their fair values, to reflect financing transactions associated with the proposed transaction, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to tangible and intangible assets, to reflect other transactions directly related to the transaction, and to reflect the income tax effects related to the pro forma adjustments. There were no intercompany transactions between us and Triad. Certain pro forma adjustments were made to conform Triad’s accounting policies and presentation to our accounting policies and presentation.

NOTES TO UNAUDITED PRO FORMA

CONDENSED FINANCIAL INFORMATION — (Continued)

The accompanying unaudited pro forma condensed financial statements have been prepared as if the proposed transaction was completed on March 31, 2007 for balance sheet purposes and on January 1, 2006 for income statement purposes, and reflect the following adjustments:

(a) To record the proposed transaction:

Estimated cash payments for:

Purchase of Triad outstanding shares	$4,815,278
Triad stock option costs and other equity-based instruments	140,764
Transaction costs	310,515

$5,266,557

Included in transaction costs are severance costs of $93 million, primarily resulting from change in control provisions, direct transaction costs of $178 million, which primarily include estimated investment banker fees, attorneys’ fees and accounting fees break up fees and expenses of $40 million.

Elimination of existing Triad stockholders’ equity:

Common stock	$900
Capital in excess of par value	2,427,200
Treasury stock, at cost	(2,500)
Unearned stock compensation	(6,000)
Retained earnings	869,700
Accumulated other comprehensive income	(7,300)

$3,282,000

The difference between the preliminary estimated fair value of assets acquired based on management’s estimates of fair value and Triad’s historical net book value of property and equipment:

	Historical	Estimated
	Net Book	Fair	Estimated
	Value	Value	Increase

Land	$213,400	$413,400	$200,000
Buildings and improvements	1,632,230	1,932,230	300,000
Equipment	860,270	860,270	—
Construction in progress	327,400	327,400	—

	$3,033,300	$3,533,300	$500,000

The final fair value amounts will be determined based upon management’s final best estimate of fair value, including assistance by a third-party valuation firm.

To increase deferred income tax liabilities by $192,500 to reflect the impact of the pro forma purchase price adjustments related to the increase in fair value of Triad’s property and equipment.

Estimate of additional goodwill and identifiable intangibles as a result of the purchase price allocation, as detailed in footnote 1 to these unaudited pro forma condensed financial statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED FINANCIAL INFORMATION — (Continued)

(b) To record the payments to be made from the proceeds of the new indebtedness:

Sources
New Senior Secured Term Loan Facility	$5,700,000
New Senior Notes	3,365,000

Subtotal	9,065,000

Uses
Cash payments for Triad stock and transaction costs:
Purchase Triad outstanding shares	(4,815,278)
Triad stock option costs and other equity-based compensation	(140,764)
Transaction costs	(310,515)

Subtotal	(5,266,557)

Cash payments related to refinancing and debt repayment:
Triad Term Loan A	(490,625)
Triad 7% Senior Notes	(600,000)
Triad 7% Senior Subordinated Notes	(600,000)
CHS Term Loans	(1,564,000)
CHS Senior Subordinated Notes	(300,000)
Accrued Interest	(43,818)
Financing fees(1)	(200,000)

Subtotal	(3,798,443)

Total uses	$(9,065,000)

(1)	Financing fees will be capitalized as deferred loan costs and amortized into interest expense.

(c) To reflect the non-cash write-off of deferred loan costs associated with the refinancing of existing indebtedness of both us and Triad:

Deferred
Loan Costs

CHS $1,200 million Term Loan	$7,363
CHS $400 million Term Loan	2,052
CHS $300 million Senior Subordinated Notes	5,510
Triad Term Loan A	4,378
Triad 7% Senior Notes	3,413
Triad 7% Senior Subordinated Notes	10,458

$33,174

Such amounts for CHS debt will be reflected in the results of operations as a loss on extinguishment of debt upon completion of the refinancing.

NOTES TO UNAUDITED PRO FORMA

CONDENSED FINANCIAL INFORMATION — (Continued)

(d) To record additional interest expense based upon the assumed debt structure as follows:

	Year	Three Months	Three Months
	Ended	Ended	Ended
	December 31,	March 31,	March 31,
	2006	2006	2007

Senior Secured Term Loan Facility	$426,394	$99,506	$110,463
Notes	294,438	73,609	73,609
Capital leases and other debt	2,826	721	1,114
Deferred loan costs	25,000	6,250	6,250
Commitment fees	6,250	1,563	1,563
Interest rate swaps	(15,342)	(2,736)	(4,332)
Standby letters of credit	642	173	158

Total interest costs	740,208	179,086	188,825
Less: Capitalized interest	(8,190)	(1,201)	(3,637)
Interest income	(21,811)	(5,991)	(3,657)

Interest expense, net	710,207	171,894	181,531

Less: Interest expense, net, as reported
CHS	(102,299)	(21,787)	(30,404)
Triad	(95,300)	(23,700)	(24,400)

Net interest expense adjustment	$512,608	$126,407	$126,727

For purposes of these unaudited pro forma condensed financial statements, management has assumed a weighted-average interest rate of 7.48% for the year ended December 31, 2006, 7.08% for the three months ended March 31, 2006 and 7.61% for the three months ended March 31, 2007 on its Senior Secured Term Loan Facility, and a weighted-average interest rate of 8.75% on the New Senior Notes. A fluctuation in interest rates of 0.125% on both the Senior Secured Term Loan Facility and the New Senior Notes would result in a fluctuation in interest expense of approximately $11.3 million.

(e) To adjust depreciation expense related to the write-up of Triad’s property and equipment to fair market value. Management believes the write-up will be primarily to land and buildings, of which it estimates the buildings to have a weighted-average useful life remaining of 20 years. A change in building value of $10 million will affect depreciation expense by approximately $0.5 million annually and a change in equipment value of $10 million will affect depreciation by approximately $1.3 million.

(f) Triad’s costs classified as reimbursable expenses, which relate to salaries and benefits of its subsidiary, Quorum Health Resources, LLC, or QHR, are reclassified to salaries and benefits to conform with our presentation in the income statement.

(g) Triad’s rent expense is reclassified from other operating expense to rent to conform with our presentation in the income statement.

(h) Triad’s (gain) loss on sale of assets is reclassified to other operating expenses to conform with our presentation in the income statement.

(i) To record amortization expense related to the write-up of identifiable intangible assets. Management believes such intangible assets will principally relate to certificates of need, licenses and permits, and will have a useful life of approximately five years.

(j) To record the elimination of salaries and benefits for actual costs incurred related to (1) 25 Triad corporate officers who are covered by change of control arrangements, for whom we have given notification to

NOTES TO UNAUDITED PRO FORMA

CONDENSED FINANCIAL INFORMATION — (Continued)

Triad that their employment will not continue beyond the date of the Merger and whose positions are not being replaced, and (2) 19 other Triad corporate employees who have terminated their employment with Triad prior to the Merger and whose positions are not being replaced. Management believes that the positions being eliminated will have no impact on revenue-generating activities subsequent to the Merger.

(k) To record the elimination of duplicate board of directors fees and directors’ and officers’ insurance expense less the incremental increase in the post-Merger directors’ and officers’ insurance expense.

(l) To record the elimination of Triad’s Employee Stock Ownership Plan, or ESOP, which terminates upon the completion of the Merger and for which we do not have a similar plan, nor the intent to create such a plan in its place.

(m) To record the income tax effects of the pro forma statement of operations adjustments using a statutory tax rate of 38.5%.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facilities

In connection with the proposed acquisition of Triad, we expect to enter into the New Credit Facility with a syndicate of financial institutions led by Credit Suisse, as administrative agent and collateral agent. The New Credit Facility will provide for financing which will consist of a $5,700 million term loan facility with a maturity of seven years, a $500 million delayed draw term loan with a maturity of seven years and a $750 million revolving credit facility with a maturity of six years. The revolving credit facility also will include a subfacility for letters of credit and a swingline subfacility. In addition, we expect we will be entitled, subject to obtaining lender commitments and meeting certain other conditions, to incur up to an additional $600 million term loans under the New Credit Facility.

The credit agreement requires us to make quarterly amortization payments of the term loan facility in quarterly amounts equal to 0.25% of the outstanding amount of the term loan from 2009 through 2014, with the outstanding principal balance payable on the anniversary of the credit agreement in 2014.

The term loan facility must be prepaid in an amount equal to (1) 100% of the net cash proceeds of certain asset sales and dispositions by Holdings and its subsidiaries, subject to certain exceptions and reinvestment rights, (2) 100% of the net cash proceeds of issuances of certain debt obligations by Holdings and its subsidiaries, subject to certain exceptions, and (3) 50%, subject to reduction to a lower percentage based on our leverage ratio, of excess cash flow for any year, commencing in 2008, subject to certain exceptions.

Voluntary prepayments and commitment reductions are permitted in whole or in part, without premium or penalty, subject to minimum prepayment or reduction requirements.

All of our obligations under the New Credit Facility are unconditionally guaranteed by Holdings and certain existing and subsequently acquired or organized domestic subsidiaries and, to the extent no adverse tax consequences to us would result therefrom, foreign subsidiaries. All obligations under the New Credit Facility and the related guarantees will be secured by a perfected first priority lien or security interest in substantially all of our assets and each subsidiary guarantor’s assets, including equity interests held by us or any subsidiary guarantor, excluding the equity interests of non-significant subsidiaries, syndication subsidiaries, securitization subsidiaries and joint venture subsidiaries.

The loans under the New Credit Facility will bear interest on the outstanding unpaid principal amount at a rate equal to an applicable percentage plus, at our option, either (a) an alternative base rate determined by reference to the greater of (1) the prime rate announced by Credit Suisse and (2) the federal funds rate plus one-half of 1.0%, or (b) a reserve adjusted Eurodollar rate. Loans under the swingline subfacility bear interest at the rate applicable to alternative base rate loans under the revolving credit facility.

We have agreed to pay letter of credit fees equal to the applicable percentage then in effect with respect to Eurodollar rate loans under the revolving credit facility times the maximum aggregate amount available to be drawn under all letters of credit issued under the subfacility for letters of credit. The issuer of any letter of credit issued under the subfacility for letters of credit will also receive a customary fronting fee and other customary processing charges. For purposes of this calculation, swingline loans are not treated as usage of the revolving credit facility. We will also pay arrangement fees on the closing of the New Credit Facility and an annual administrative agent fee.

The credit agreement documentation contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting our and our subsidiaries’ ability to, among other things and subject to various exceptions, (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges,

(4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness, (6) make capital expenditures, (7) engage in mergers, acquisitions and asset sales, (8) conduct transactions with affiliates, (9) alter the nature of our businesses, or (10) change our fiscal year. We and our subsidiaries are also required to comply with specified financial covenants (consisting of a leverage ratio and an interest coverage ratio) and various affirmative covenants.

Events of default under the credit agreement include, but are not be limited to, (1) our failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period), (2) any representation or warranty proving to have been materially incorrect when made, (3) covenant defaults subject, with respect to certain covenants, to a grace period, (4) bankruptcy events, (5) a cross default to certain other debt, (6) certain undischarged judgments (not paid within an applicable grace period), (7) a change of control, (8) certain ERISA-related defaults, and (9) the invalidity or impairment of specified security interests.

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the registrant have duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMMUNITY HEALTH SYSTEMS, INC.
	By:	/s/ Wayne T. Smith
Date: June 13, 2007		Name:	Wayne T. Smith
		Title:	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

By:	/s/ W. Larry Cash
	Name:	W. Larry Cash
	Title:	Executive Vice President, Chief Financial Officer and Director (principal financial officer)